Exhibit 99.1

NEWS RELEASE

INVESTOR CONTACT: John Burke, Interim Chief Financial Officer (609) 449-5534	MEDIA CONTACT: Tom Hickey (609) 705-0275

TRUMP ENTERTAINMENT RESORTS REPORTS

FIRST QUARTER 2008 RESULTS

•	The Company leads Atlantic City operators in gaming revenue trends during the quarter

•	Effects of competition stabilizing, but impacted results

•	Impact of general economic weakness being experienced

•	New operational plan to cut costs and drive profitability in 2008 currently being implemented

ATLANTIC CITY, NJ – May 8, 2008 – Trump Entertainment Resorts, Inc. (NASDAQ: TRMP) (the “Company”) today reported its results for the three months ended March 31, 2008 and other related news.

In making the announcement, Mark Juliano, Chief Executive Officer of the Company, said, “Our operating results for the first quarter of 2008 show signs of progress being made through our operating plan, while also pointing to the remaining areas where we must improve our business. While our results are difficult to compare to 2007 due to the changing competitive landscape in Pennsylvania last year, I believe that we are well on our way towards implementing most of the necessary changes to our business as we prepare to open the new Chairman Tower at the Taj Mahal in September. Furthermore, we are also implementing new strategies to contain additional costs, attract new customers and expand our market share.

“January results constituted, by far, the most significant portion of the unfavorable year-over-year comparison as a result of the late-January 2007 opening of a new slot parlor in Pennsylvania. Therefore, the effects of the full array of competition available in Pennsylvania were not reflected in our comparisons until February 2008. In February and March, our gaming revenues were generally in line with our expectations.”

CONSOLIDATED RESULTS

The following table outlines the financial results (dollars in millions, except share data. Unaudited):

	Three Months Ended March 31,
	2008	2007
Net revenues	$227.6	$234.3
Income from operations	7.5	19.6
EBITDA (1)	24.6	34.9
Net loss	(18.6)	(8.1)
Net loss per share	$(0.59)	$(0.26)

Net revenues were impacted by increased competition from new gaming facilities in Pennsylvania and New York, the partial smoking ban in Atlantic City effective on April 15, 2007, and the general weakening of the economy. Primarily as a result of these items, net revenues for the quarter ended March 31, 2008 decreased $6.7 million, or 2.9%, principally due to a decrease in gaming revenue of $6.1 million, or 2.5% from first quarter 2007 levels.

[1]

EBITDA presented in this table is income from operations excluding depreciation and amortization. EBITDA is not a Generally Accepted Accounting Principles (“GAAP”) measurement, but is commonly used in the gaming industry as a measure of performance and as a basis for valuation of gaming companies. Refer to the selected financial information accompanying this press release for a reconciliation of income from operations to EBITDA.

Income from operations for the quarter ended March 31, 2008 decreased $12.1 million to $7.5 million and EBITDA decreased $10.3 million to $24.6 million from first quarter 2007 levels. In addition to the aforementioned factors, net revenues, operating income and EBITDA were impacted by the following items:

•	A decrease in table game hold percentage at the Taj Mahal of 220 basis points;

•	An increase in promotional allowances of $6.7 million; and

•	The positive impact of the Company’s operating initiatives, discussed in more detail below.

Mr. Juliano continued, “We once again led the market in gaming revenue trends during the quarter, and the Plaza was the only property in Atlantic City to post a year-over-year revenue increase. Our revenue and EBITDA results were impacted by a number of factors in addition to table hold percentage, primarily decreased slot handle at Trump Marina.

“In addition, our TrumpONE program and revenue management initiatives have continued to show signs of both success and customer acceptance, and we are focused now on taking steps to decrease initial introduction costs, which impacted our results in the first quarter. This investment has proven to be successful and worthwhile. We are aggressively taking steps to bring the costs associated with the program launch in-line.

“Overall, we believe that we are doing an effective job of managing our slot and table play at both the Taj Mahal and the Plaza, and win per unit was relatively consistent during the quarter at both of those properties. The Marina continues to stabilize following a particularly difficult 2007, and we believe that the trends in February and March indicate that we are making progress at that property, now under new management. Across all of our properties, customers continue to express excitement about our upgraded products, while our revenue management and cost savings initiatives continue to have a positive impact.

“Today, I firmly believe that we are experiencing positive gaming revenue trends that are a direct result of our physical enhancements, marketing improvements, revenue management initiatives and service programs. With all of these important changes to our business model now in place, we are looking forward to the opening of the Chairman Tower at the Taj Mahal as the critical event in implementing the next phase of our strategic plan – increasing our room count and quality of product to increase customer quality and length of stay. We are focused on the challenges that remain for our operations, specifically improving operating results at Trump Marina and streamlining the marketing and other costs related to the successful launch of the TrumpONE unified marketing program.

“As we implement our solutions to these critical areas of attention, we should now be operating for the foreseeable future in a stable market that has realized the impact of new regional competition. Nonetheless, we are currently facing a business environment that is experiencing the effects of general economic weakness and rising gas prices, as we near the busy summer months and look towards the implementation of the full smoking ban in October. So while the rest of the year will pose challenges, the accomplishments we have made during the past three years while operating in a difficult environment will, I believe, continue to produce benefits for our operations.”

Slot revenue for the quarter, as reported to the New Jersey Casino Control Commission, decreased by 2.9%, or $4.7 million, on a year-over-year basis, compared to a 9.9%, or $67.7 million, combined decrease for other Atlantic City gaming operators. The company attributes this decrease primarily to regional competition in Pennsylvania, and the disparate comparison in late-January due to the 2007 opening of Chester Downs in Pennsylvania.

Table revenue for the quarter, as reported to the New Jersey Casino Control Commission, decreased by 3.1%, or $2.6 million, on a year-over-year basis, compared to an overall 0.7% decrease for the Company’s competitors. For the quarter, table drop increased by $17.1 million, or 3.7%, largely attributable to the success of The Penthouse Suites and The High Limit Gaming Salon at the Taj Mahal. The table hold percentage decrease was primarily attributable to the Taj Mahal, where table hold decreased by 220 basis points to 15.6%, resulting in a decrease in table win of $5.6 million.

TrumpONE, the Company’s unified marketing program and players’ club, continued to show strong signs of customer acceptance, particularly regarding cross-property play and retail redemption. During the quarter, cross property play increased by 81%, or $8.0 million, on a year-over-year basis. Additionally, the TrumpONE shuttle began operation late in the quarter, and is now making it easy and convenient for customers to earn and redeem their complimentaries while enjoying the wide variety of amenities at each of the Company’s properties.

Revenue management initiatives continued to produce positive results as, for the quarter, hotel occupancy improved to 86% from 82%, revenue per available room (“RevPAR”) increased 7.6% to $75.77, and cash room revenue increased 6.9% to $7.5 million.

Cost savings initiatives also continued to produce positive results at the corporate level, while property payroll and related costs increased $0.6 million due to regular increases in health benefits and, to a lesser extent, annual pay raises. The Company believes that the majority of the available areas for payroll and benefit cost savings have previously been identified and executed, and resulted in $15 million in annualized savings during 2007.

The new Taj Mahal hotel tower, The Chairman Tower, remains on schedule and budget. The $255 million project is expected to begin a phased opening by Labor Day 2008, and be completed by the conclusion of the year. The tower is now accepting reservations from customers through all sales channels, including Internet and phone. The Company will conduct a new marketing campaign for the Chairman Tower through the summer months.

The Company also plans to re-open the East Tower casino at the Plaza in June, where there will be 12 electronic poker games, the first in the Atlantic City market, and 11 blackjack tables, both offering a new product for low-limit table game players at limited cost.

Corporate & Other Expenses

Corporate costs decreased $1.1 million for the quarter, primarily due to lower payroll and related costs, as well as decreased consulting fees and stock-based compensation. These items were partially offset by an increase in legal fees.

Capital Structure

The Company reported that as of March 31, 2008 it had cash of $125.6 million excluding $9.7 million of cash restricted in use primarily to fund construction of the new hotel tower at the Trump Taj Mahal. The Company indicated total debt had increased by $3.7 million since December 31, 2007 to $1,647.7 million at March 31, 2008. Capital expenditures for the quarter ended March 31, 2008 were approximately $51 million, consisting of $5 million maintenance capital, $7 million renovation capital and $39 million for the Chairman Tower at Trump Taj Mahal. Capitalized interest during the first quarter of 2008 was $2.4 million compared to $0.8 million during the first quarter of 2007.

Annual Meeting Election Results

At the Company’s Annual Meeting held on May 7, 2008, shareholders reelected Edward H. D’Alelio, James J. Florio and Ivanka M. Trump as directors and ratified the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the year ending December 31, 2008. Shareholders representing 33,474,394 million shares participated in the election, representing approximately 81.5% of those eligible to vote. The election results were as follows:

1.	Election of Directors:

	For	Withheld
Edward H. D’Alelio	23,353,081	10,121,313
James J. Florio	23,406,112	10,068,282
Ivanka M. Trump	27,974,593	5,449,801

2.	To ratify the Board’s appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2008:

For	Against	Abstain
32,930,300	310,103	233,991

Conference Call Information

The Company will conduct a conference call at 11:00 a.m. Eastern Time (ET) on May 8, 2008, during which management will discuss the results and other matters addressed in the earnings release, which will be available live on the investor relations page of Company’s website, www.trumpcasinos.com. Members of the financial community and interested investors who wish to participate in the conference call may do so via telephone by calling toll free (800) 591-6945 or, for callers outside the United States, (617) 614-4911, not earlier than 15 minutes before the call is scheduled to begin. The passcode for the call is 95418696.

A replay of the conference call will be available on the Company’s website, as well as via telephone from 1:00 p.m. ET on May 8, 2008 until midnight ET on May 15, 2008. The replay number is toll free (888) 286-8010 or, for callers outside the United States and Canada, (617) 801-6888. The replay passcode is 65749621.

About Trump Entertainment Resorts, Inc.

Trump Entertainment Resorts, Inc. owns and operates three casino resort properties: Trump Taj Mahal Casino Resort and Trump Plaza Hotel and Casino, located on the Boardwalk in Atlantic City, New Jersey, and Trump Marina Hotel Casino, located in Atlantic City’s Marina District. The Company is the sole vehicle through which Donald J. Trump, the Company’s Chairman and largest stockholder, conducts gaming activities and is separate and distinct from Mr. Trump’s real estate and other holdings.

PSLRA Safe Harbor for Forward-Looking Statements

and Additional Available Information

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements. All statements and information concerning plans, expectations, estimates and beliefs, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “could,” “optimistic,” “can” and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. In connection with certain forward-looking statements contained in this release and those that may be made in the future by or on behalf of Trump Entertainment Resorts, Inc., the Company notes that there are various factors that could cause actual results to differ materially from those set forth in any such forward-looking statements.

The forward-looking statements contained in this release reflect the opinion of management as of the date of this release and are qualified by, and subject to, significant business, economic, competitive, regulatory and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of the Company. Accordingly, there can be no assurance that the forward-looking statements contained in this release will be realized. Readers are hereby advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time or other factors beyond the control of the Company. The Company does not intend, however, to update the guidance provided herein prior to its next release or unless otherwise required to do so. Readers of this release should consider these facts in evaluating the information contained herein. In light of the foregoing, readers of this release are cautioned not to place undue reliance on the forward-looking statements contained herein. Additional information concerning the potential risk factors that could affect the Company’s future performance are described from time to time in the Company’s periodic reports filed with the SEC, including, but not limited to, the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. These reports may be viewed free of charge on the SEC’s website, www.sec.gov, or on the Company’s website, www.trumpcasinos.com.

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TRUMP ENTERTAINMENT RESORTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2008	2007
Revenues:
Gaming	$238,067	$244,119
Rooms	19,810	18,276
Food and beverage	27,239	25,469
Other	10,214	7,422

	295,330	295,286
Less promotional allowances	(67,701)	(61,007)

Net revenues	227,629	234,279

Costs and expenses:
Gaming	114,208	111,819
Rooms	4,060	3,420
Food and beverage	10,921	10,734
General and administrative	67,633	65,993
Corporate and development	5,571	6,814
Corporate-related party	664	608
Depreciation and amortization	17,121	15,266

	220,178	214,654

Income from operations	7,451	19,625

Non-operating income (expense):
Interest income	2,031	1,383
Interest expense	(33,860)	(31,442)

	(31,829)	(30,059)

Loss before income taxes and minority interests	(24,378)	(10,434)
Provision for income taxes	—	(200)
Minority interest	5,730	2,501

Net loss	$(18,648)	$(8,133)

Net loss per share:
Basic and diluted	$(0.59)	$(0.26)

Weighted average shares outstanding:
Basic and diluted	31,548,391	31,050,453

TRUMP ENTERTAINMENT RESORTS, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share and per share data)

(unaudited)

	March 31, 2008	December 31, 2007
Current assets:
Cash and cash equivalents	$125,597	$121,309
Accounts receivable, net	42,998	45,053
Accounts receivable, other	6,091	6,366
Property taxes receivable	3,837	—
Inventories	11,558	11,235
Deferred income taxes	7,421	7,421
Prepaid expenses and other current assets	9,469	13,644

Total current assets	206,971	205,028

Net property and equipment	1,668,791	1,630,453
Other assets:
Restricted cash	9,667	52,702
Goodwill	145,216	145,216
Trademarks	91,357	91,357
Intangible assets, net	5,601	5,918
Deferred financing costs, net	17,020	17,725
Property taxes receivable	15,181	18,782
Other assets, net	72,228	64,030

Total other assets	356,270	395,730

Total assets	$2,232,032	$2,231,211

Current liabilities:
Accounts payable	$54,559	$59,741
Accrued payroll and related expenses	27,089	25,642
Income taxes payable	8,248	8,195
Partnership distribution payable	180	250
Accrued interest payable	44,562	18,102
Self-insurance reserves	16,460	13,016
Other current liabilities	33,949	39,047
Current maturities of long-term debt	4,478	5,646

Total current liabilities	189,525	169,639

Long-term debt, net of current maturities	1,643,212	1,638,300
Deferred income taxes	100,159	100,159
Other long-term liabilities	31,707	31,853
Minority interest	59,153	64,892

Stockholders’ equity:
Preferred stock, $1 par value; 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.001 par value; 75,000,000 shares authorized, 31,680,876 and 31,071,021 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	32	31
Class B Common stock, $0.001 par value; 1,000 shares authorized, 900 shares issued and outstanding	—	—
Additional paid-in capital	460,608	460,053
Accumulated deficit	(252,364)	(233,716)

Total stockholders’ equity	208,276	226,368

Total liabilities and stockholders’ equity	$2,232,032	$2,231,211

TRUMP ENTERTAINMENT RESORTS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARY OPERATING DATA

(unaudited, in millions)

	Three Months Ended March 31,
	2008	2007
Gaming revenues
Trump Taj Mahal	$117.9	$121.9
Trump Plaza	66.7	64.2
Trump Marina	53.5	58.0

Total	$238.1	$244.1

Net revenues
Trump Taj Mahal	$114.0	$118.4
Trump Plaza	63.3	61.5
Trump Marina	50.3	54.4

Total	$227.6	$234.3

Income (loss) from operations
Trump Taj Mahal	$12.4	$20.6
Trump Plaza	2.3	2.1
Trump Marina	(0.8)	4.4
Corporate and development	(6.4)	(7.5)

Total	$7.5	$19.6

EBITDA
Trump Taj Mahal	$21.0	$27.4
Trump Plaza	7.1	6.8
Trump Marina	2.7	8.1
Corporate and development	(6.2)	(7.4)

Total	$24.6	$34.9

TRUMP ENTERTAINMENT RESORTS, INC.

SELECTED FINANCIAL INFORMATION

RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO EBITDA

(unaudited, in millions)

	Three Months Ended March 31, 2008
	Income (Loss) From Operations	Depreciation and Amortization	EBITDA
Trump Taj Mahal	$12.4	$8.6	$21.0
Trump Plaza	2.3	4.8	7.1
Trump Marina	(0.8)	3.5	2.7
Corporate and other	(6.4)	0.2	(6.2)

Total	$7.5	$17.1	$24.6

	Three Months Ended March 31, 2007
	Income (Loss) From Operations	Depreciation and Amortization	EBITDA
Trump Taj Mahal	$20.6	$6.8	$27.4
Trump Plaza	2.1	4.7	6.8
Trump Marina	4.4	3.7	8.1
Corporate and other	(7.5)	0.1	(7.4)

Total	$19.6	$15.3	$34.9